Exhibit 10.7
PROFESSIONAL SERVICES AGREEMENT
          THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is made as of September 18, 2006, between NCA II Management, LLC, a Washington limited liability company (“Northwest”), Waud Capital Partners, L.L.C., a Delaware limited liability company (“Waud”), RBCP Energy Fund Investments, LP, a Delaware limited partnership (“RBC”), Global Petroleum, Inc., a Delaware corporation (the “Company”), Simons Petroleum, Inc., an Oklahoma corporation (“Simons”), and SPI Petroleum LLC, a Delaware limited liability company (“SPI”). Northwest, Waud and RBC are referred to herein collectively as the “Providers” and individually as a “Provider”.
          WHEREAS, the Company and its affiliates desire to receive financial and management consulting services from each of the Providers and obtain the benefit of the experience of each of the Providers in business and financial management generally and its knowledge of SPI and its subsidiaries and SPI’s and its subsidiaries’ financial affairs in particular;
          WHEREAS, Simons and the Providers are parties to that certain Professional Services Agreement, dated as of April 9, 2004, as amended thereafter in accordance with its terms (the “Original Agreement”);
          WHEREAS, Simons and the Providers hereby terminate the Original Agreement such that it shall be of no further force or effect and, at such time, all rights and obligations thereunder shall cease (except that any amounts payable to the Providers under the Original Agreement as of the date hereof shall remain due and owing by Simons); and
          WHEREAS, Providers are willing to provide financial and management consulting services and the compensation arrangements set forth in this Agreement are designed to compensate Providers for such services.
          NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the parties hereby agree as follows:
          1. Engagement. The Company hereby engages each of the Providers as a financial and management consultant, and each of the Providers hereby agrees to provide financial and management consulting services to the Company and its affiliates, all on the terms and subject to the conditions set forth below.
          2. Services of Providers. Each of the Providers hereby agrees to consult with the board of directors of the Company (the “Board”), the boards of directors (or similar governing body) of the Company’s subsidiaries and affiliates and the management of the Company and its subsidiaries and affiliates in such manner and on such business and financial matters as may be reasonably requested from time to time, including, but not limited to: (a) corporate strategy; (b) budgeting of future corporate investments; (c) acquisition and divestiture strategies; and (d) debt and equity financings.
          3. Personnel. Each of the Providers shall provide and devote to the performance of this Agreement such partners, members, employees and agents of Provider as such Provider shall deem appropriate for the furnishing of the services contemplated hereby.

          4. Transaction and Financing Fees.
(a)	Upon consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of September 18, 2006 (the “Pecos Purchase Agreement”), by and among the Company, Pecos, Inc., a California corporation (“Pecos”), North Star Trust Company, as trustee of the Trust (as defined in the Pecos Purchase Agreement), the Pecos Employee Stock Ownership and 401(k) Plan and the Other Shareholders (as defined in the Pecos Purchase Agreement) (the “Pecos Transaction”), the Company shall pay or cause to be paid to the Providers in immediately available funds (x) an acquisition structuring fee in an aggregate amount equal to $3,000,000.00, which represents 2.00% of the aggregate consideration payable under the Pecos Transaction (the “Pecos Acquisition Fee”), and (y) an ESOP structuring fee in an aggregate amount equal to $1,500,000.00, which represents 1.00% of the aggregate consideration payable under the Pecos Transaction (the “ESOP Transaction Fee”). Each of the Pecos Acquisition Fee and the ESOP Transaction Fee shall be shared by the Providers in proportion to the number of Class A Units of SPI held by the Providers and their affiliates (other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including SPI U.S. Investor, LLC) as of immediately after consummation of the Pecos Transaction.

(b)	Upon consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of September 18, 2006 (the “Canyon State Purchase Agreement”), by and among SPI, Simons, Thomas F. Arndt and the Thomas F. Arndt Trust, Under Trust Agreement Originally Dated as of June 1, 2005 (the “Canyon State Transaction”), the Company shall pay or cause to be paid to the Providers in immediately available funds a transaction fee in an aggregate amount equal to $1,097,990.00, which represents 3.00% of the aggregate consideration payable under the Canyon State Transaction (the “Canyon State Transaction Fee”). The Canyon State Transaction Fee shall be shared by the Providers in proportion to the number of Class A Units of SPI held by the Providers and their affiliates (other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including SPI U.S. Investor, LLC) as of immediately after consummation of the Canyon State Transaction.

(c)	Upon the execution and delivery of this Agreement, the Company shall pay or cause to be paid to the Providers in immediately available funds (x) a financing fee (the “Financing Fee”) in an aggregate amount equal to $2,635,470.00 in consideration for the Providers’ assistance with preparing placement materials; and (y) a restructuring fee ( a “Restructuring Fee”) in an aggregate amount equal to $2,635,470.00 in consideration for the Providers’ advisory services with respect to the restructuring contemplated by that certain Recapitalization Agreement, dated as of September 18, 2006, by and among SPI and the Unitholders named therein. Each of the Financing Fee and the Restructuring Fee shall be shared by the Providers in proportion to the number of Class A Units of SPI held by the Providers and their affiliates (other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including SPI U.S. Investor, LLC) as of immediately after the execution and delivery of this Agreement.

(d)	After the date hereof and at the time of any purchase of equity of Parent, or the making of any capital contribution to Parent, by any Provider or any affiliate of any Provider from and after the date hereof (each, a “Subsequent Investment”), the Company shall pay or cause to be paid to the Providers in immediately available funds a placement fee (the “Subsequent Placement Fees”) in an aggregate amount equal to 3.00% of the aggregate transaction value and/or any other investment made by the Company or its affiliates contemporaneously with such Subsequent Investment. Any such amount paid to the Providers shall be shared by the Providers in proportion to the number of Class A Units of SPI held by the Providers and their affiliates (other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including SPI U.S. Investor, LLC) as of the date of the Subsequent Investment.
          5. Management Fee. Commencing on the date hereof, the Company shall pay or cause Simons to pay to the Providers a management fee (the “Annual Management Fee”) in an aggregate amount equal to $1,500,000 per year, subject to annual increases of 20% at the beginning of the Company’s fiscal year commencing July 1, 2007, and each July 1st thereafter. The Annual Management Fee shall be payable to the Providers in equal monthly installments in advance and shall be pro rated for any partial periods. Any installment of the Annual Management Fee shall be allocated among the Providers based on their relative ownership (including through their affiliates, other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including through SPI U.S. Investor, LLC) of Class A Units of SPI at the time of such payment. In the event, and during any period, the Company reasonably anticipates that payment of all or any portion of the Annual Management Fee would violate a term of any loan or credit agreement to which the Company or any of its subsidiaries is a party, then (i) such fees, or portion thereof, shall accrue rather than being paid when otherwise due, (ii) such accrued but unpaid fees shall bear interest at a market rate, and (iii) such accrued fees (plus the interest thereon) shall be paid at the earliest date that the Company reasonably anticipates that the making of such payment will not cause such violation, or that such violation will not cause material harm to the Company. The foregoing provision is intended to comply with proposed guidance issued by the Internal Revene Service (the “IRS”) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in order to avoid the acceleration of any tax, or imposition of any penalty, under Code §409A with respect to the payment of fees pursuant to this Agreement. The parties hereto agree to modify the foregoing provisions of this Section 5 to comply with any future guidance issued under Code §409A to the extent necessary to avoid the acceleration of any tax, or imposition of any penalty, under Code §409A with respect to the payment of fees pursuant to this Agreement.
          6. Expenses. The Company shall promptly reimburse each Provider for all travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by each Provider, their partners, members, directors, officers and employees in connection with the rendering of any services hereunder.
          7. Liability. No Provider nor any of its affiliates, partners, managers, members, officers, employees or agents shall be liable to SPI or its subsidiaries or affiliates for any loss, liability, suit, claim, cost, damage or expense (including attorneys’ fees) arising out of or in any way related to the performance of services contemplated by this Agreement (“Losses”), unless such Losses shall have been finally determined by a court of competent jurisdiction to be a direct result of the fraud or willful misconduct of such Provider.
          8. Indemnification. The Company and SPI shall, and shall cause their subsidiaries and affiliates to, indemnify and hold harmless each of the Providers, its partners, members, affiliates, officers, agents, representatives and employees against and from any and all Losses, other than Losses which shall have been finally determined by a court of competent jurisdiction to be the direct result of such Provider’s fraud or willful misconduct. The Company and SPI shall, and shall cause their subsidiaries and affiliates to, defend at their own cost and expense any and all suits or actions which may be brought against the Company, SPI, any of their respective subsidiaries or any of the Providers or any of their partners, members, affiliates, officers, agents, representatives and employees or in which any of the foregoing persons may be impleaded with others or upon any matter directly or indirectly relating to arising out of this Agreement or the performance hereof by each of the Providers or any of their partners, members, affiliates, officers, agents, representatives or employees, except that if and to the extent such Losses shall be proven by a court of competent jurisdiction to be the direct result of fraud or willful misconduct by the Providers or any of their partners, members, managers, affiliates, officers, agents, representatives or employees, then such person shall reimburse the Company, SPI and their affiliates for the costs of such defense and other liabilities incurred directly by the Company, SPI and their affiliates in connection therewith.
          9. Providers an Independent Contractor. Each Provider shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. None of the Providers nor its partners, directors, officers, or employees shall be considered employees or agents of SPI, Simons, the Company or any of their respective affiliates as a result of this Agreement, nor shall any of them have authority to contract in the name of or bind SPI, Simons, the Company or any of their respective affiliates, except as expressly agreed to in writing by SPI, Simons or the Company (or such affiliate(s)).
          10. Notices. Any notice, report, demand, claim or payment required or permitted to be given or made under this Agreement by one party to the other shall be in writing and shall be deemed to have been duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by registered or certified mail, return receipt requested and postage prepaid, to the recipient at the following addresses (or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party):

If to Providers:

NCA II Management, LLC 600 University Street, Suite 1720 Seattle, WA 98101
Telephone:	(206) 689-5615
(206) 689-5614
Attention:	E. Perot Bissell
Bradford N. Creswell

RBCP Energy Fund Investments, LP c/o Cadent Energy Partners, LLC 287 Bowman Avenue, 4th Floor Purchase, NY 10577
Telephone:	(914) 253-0404
Telecopy:	(914) 253-0406
Attention:	Bruce Rothstein

Waud Capital Partners, L.L.C. 560 Oakwood Ave., Suite 203 Lake Forest, IL 60045
Telephone:	(847) 604-9550
Telecopy:	(847) 604-9554
Attention:	Reeve B. Waud

with a copy to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601
Attention:	Richard W. Porter, P.C. and
Martin A. DiLoreto, Jr

If to SPI, Simons or the Company:

c/o Global Petroleum, Inc. 1120 N.W. 63rd Street, Suite 300
Oklahoma City, OK 73116-6505
Telephone:	(405) 848-3500
Telecopy:	(405) 858-5000
Attention:	Board of Directors

with a copy to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601
Attention:	Richard W. Porter, P.C. and
Martin A. DiLoreto, Jr.
          11. Entire Agreement. This Agreement contains the complete and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, (including the Original Agreement, except to the extent provided herein), respecting the engagement of Providers in connection with the subject matter hereof.
          12. Amendments. The provisions of this Agreement may be amended, modified and/or waived (and this Agreement may be terminated) only with the prior written consent of SPI and the Company and with Basic Investor Approval (as such term is defined in the Amended and Restated Limited Liability Company Agreement of SPI, dated as of September 18, 2006, by and among the Company and its unitholders, as amended from time to time in accordance with its terms); provided that any amendment, modification, or waiver which materially and adversely affects any Provider in a manner materially and adversely different than another Provider shall also require the written consent of that Provider so materially and adversely affected. No termination of this Agreement shall affect the Company’s obligations with respect to the fees, costs and expenses (including the fees, costs and expenses contemplated by Sections 4, 5 and 6 hereof) incurred by Providers in rendering services hereunder and not reimbursed or otherwise paid by the Company as of the effective date of such termination.
          13. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.
          14. Assignment. No party may assign its rights or obligations under this Agreement without the express written consent of the other parties hereto, except that any Provider may assign its rights and obligations to any affiliate of such Provider.
          15. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

          16. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
          17. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
          18. Waiver of Fees.
          (a) The Annual Management Fee, the Pecos Acquisition Fee, the ESOP Transaction Fee, the Canyon State Transaction Fee, the Financing Fee and the Restructuring Fee each shall be reduced by the following amounts (which amounts are collectively referred to as the “Waived Fee Amount” and which Waived Fee Amount shall only reduce the amounts otherwise payable to Waud hereunder, it being understood that such waivers shall not affect any amounts payable hereunder to any of the Providers other than Waud): (i) in the case of the portion of the Annual Management Fee payable to Waud, an amount equal to the lesser of (A) the amount of the Annual Management Fee that Waud has irrevocably elected to waive in a written notice delivered to the Company (a “Waived Fee Notice”) at least sixty (60) days prior to the applicable due date for such Annual Management Fee (provided that Waud has elected to waive of the first six installments of the Annual Management Fee beginning with the installment that would have been payable on the date hereof), and (B) the amount that would be payable to Waud on such date pursuant to this Agreement in the absence of this Section 18; (ii) in the case of the portion of the Pecos Acquisition Fee, the ESOP Transaction Fee, the Canyon State Transaction Fee, the Financing Fee and the Restructuring Fee otherwise payable to Waud hereunder, an amount equal to 100% of such fees, which amount Waud elects to waive as of the date hereof by virtue of its execution of this Agreement; and (iii) in the case of the Subsequent Placement Fees, an amount equal to the lesser of (A) the amount of such Subsequent Placement Fee payable to Waud that Waud has irrevocably elected to waive in a Waived Fee Notice delivered to the Company not less than five days prior to the payment date therefore, and (B) the amount that would be payable to Waud on such payment date pursuant to this Agreement in the absence of this Section 18.
          (b) Each of the Providers shall and shall cause each of their Affiliates to take all actions necessary under SPI’s Amended and Restated Limited Liability Company Agreement as in effect from time to time (the “LLC Agreement”) to promptly amend the LLC Agreement (the “Amendment”) after the date hereof to provide for a special Distribution (to be defined in the LLC Agreement), constituting a ‘profits interest’ within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, but having priority over all other interests in SPI’s profits, to Waud in an amount equal to the Waived Fee Amount, plus a reasonable yield thereon.
          (c) Notwithstanding anything herein to the contrary, if the Amendment is not executed and delivered 10 business days after the date hereof, the Company shall pay or cause

Simons to Pay to Waud or its affiliates such Waived Fee Amounts which would otherwise have been due to Waud as of the date hereof in the absence of this Section 18, plus reasonable interest thereon.
* * * * *

     IN WITNESS WHEREOF, the undersigned have caused this Professional Services Agreement to be duly executed and delivered on the date and year first above written.

NCA MANAGEMENT II, LLC

By:	/s/ Bradford N. Creswell

Its:	Member

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud

Its:

RBCP ENERGY FUND INVESTMENTS, LP

By:	2001 RBCP U.S. GP LIMITED
Its:	General Partners

By:	/s/ Alan R. Hibben

Name:	Alan R. Hibben

Its:

SPI PETROLEUM LLC

By:	/s/ George Fastuca

Name:	George Fastuca

Its:

SIMONS PETROLEUM, INC.

By:	/s/ George Fastuca

Name:	George Fastuca

Its:

GLOBAL PETROLEUM, INC.

By:	/s/ George Fastuca

Name:	George Fastuca

Its: